UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2026

Future FinTech Group Inc.

(Exact name of registrant as specified in its charter)

Florida	001-34502	98-0222013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

02B-03A, 23/F, Sino Plaza, 255-257 Gloucester Road

Causeway Bay, Hong Kong

(Address of principal executive offices, including zip code)

852-21141970

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FTFT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 29, 2026, Future FinTech Group Inc., a Florida corporation (the “Company”), entered into Securities Purchase Agreements (collectively, the “SPA”) with certain purchasers named therein (collectively, the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase from the Company, an aggregate of 30,000,000 shares (the “Shares”) of the Company's common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $1.00 per share, for aggregate gross proceeds to the Company of $30,000,000 (the “Offering”). Wealth Index Capital Limited (“WICL”), which purchased 10,000,000 of the Shares, is wholly owned and controlled by Mr. Shanchun Huang, its sole member. Mr. Huang is the Company’s controlling shareholder and served as the Company’s Chief Executive Officer from 2020 to August 2024. Prior to the Offering, WICL beneficially owned approximately 27.0% of the Company’s outstanding Common Stock, and immediately following the Offering WICL beneficially owns approximately 32.9% of the outstanding Common Stock. Except as described in this Item 1.01, none of the Purchasers has any material relationship with the Company or any of its affiliates, directors or officers.

The per-share purchase price for the Shares was fixed at $1.00, which was at a premium to (and in any event not less than) the “Minimum Price” as defined in Nasdaq Listing Rule 5635(d)(1)(A), being the lower of (i) the Nasdaq official closing price of the Common Stock immediately preceding the signing of the SPA and (ii) the average Nasdaq official closing price of the Common Stock for the five trading days immediately preceding the signing of the SPA. Accordingly, the Company does not believe stockholder approval of the Offering is required under Nasdaq Listing Rule 5635(d). No Shares will be issued to any Purchaser to the extent that such issuance, together with securities held by such Purchaser and its affiliates and any group of which such Purchaser is a member, would result in such Purchaser beneficially owning in excess of 19.99% of the Company's outstanding Common Stock immediately after giving effect to such issuance, or would otherwise result in a “change of control” of the Company within the meaning of Nasdaq Listing Rule 5635(b), unless and until the Company obtains stockholder approval in accordance with applicable Nasdaq rules.

The SPA contemplated that the Company and the Purchasers would enter into a registration rights agreement with respect to the Shares. Effective August 4, 2026, the Company and each Purchaser agreed in writing that no such agreement will be entered into, and each Purchaser irrevocably waived any and all registration rights with respect to the Shares. The Company has no obligation to register the offer or resale of the Shares, which remain "restricted securities" that may be resold only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an available exemption therefrom.

The Shares were offered and sold to the Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D and/or Regulation S promulgated thereunder, as each Purchaser represented that it is a “non-U.S. person” as defined in Regulation S acquiring the Shares for investment purposes and not with a view to distribution. The offer and sale of the Shares were made in offshore transactions and without any form of general solicitation or general advertising.

The foregoing description of the SPA does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above is incorporated herein by reference.

On July 30, 2026, the Company received the aggregate Purchase Price from the Purchasers and, upon the terms and subject to the conditions set forth in the SPA, issued an aggregate of 30,000,000 Shares to the Purchasers. The Shares were sold for aggregate cash consideration of $30,000,000, or $1.00 per Share. No underwriting discounts or commissions were paid, and no underwriter or placement agent was engaged, in connection with the offer and sale of the Shares. Immediately following the issuance of the Shares, the Company had 32,080,831 shares of Common Stock issued and outstanding. The Shares were not registered under the Securities Act and were issued in reliance on the exemptions from registration described in Item 1.01 above. The certificates representing the Shares bear a restrictive legend under the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Title or Description
10.1	Securities Purchase Agreement, dated as of July 29, 2026, by and among Future FinTech Group Inc. and the Purchasers named therein.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Future FinTech Group Inc.

Date: August 4, 2026	By:	/s/ Hu Li
	Name:	Hu Li
	Title:	Chief Executive Officer

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